Exhibit 99.2

Cash Guidance

Unaudited cash, cash equivalents and short-term investments as of December 31, 2020, were approximately $370 million. C4 Therapeutics, Inc. expects its cash, cash equivalents and short-term investments, including payments anticipated to be received under existing collaboration agreements, will be sufficient to fund its operating plan to the end of 2023.

ACTIVE/106555018.1